Exhibit 16.1

September 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 20, 2004, of Healthaxis, Inc. and are in agreement with the statements contained in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
/s/ Ernst & Young LLP